                                                                    EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Perceptron, Inc. and Subsidiaries on Form S-8 (File Nos. 33-63666, 33-63664, 33-85656, 33-93910, 333-00444 and 333-00446) and on Form S-3 (File No. 33-78594
and 333-29263) of our report dated February 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of Perceptron, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1997.




COOPERS & LYBRAND L.L.P.


Detroit, Michigan
March 30, 1998